EXHIBIT 99.2

[LOGO] TRENWICK GROUP LTD.

                          STOCK OPTION EXCHANGE PROGRAM

                             TENDER OFFER STATEMENT

                              ("OFFER TO EXCHANGE")

                 ----------------------------------------------
                         The Offer and Withdrawal Rights
                   Expire at 11:59 P.M., Eastern Time (U.S.),
                    On June 14, 2002 (The "Expiration Date"),
               Unless the Offer is Extended by Trenwick Group Ltd.
                 ----------------------------------------------

                                  May 16, 2002

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

                               Trenwick Group Ltd.
                           c/o Trenwick Services Inc.
                              One Canterbury Green
                               Stamford, CT 06901
                             Telephone: 203-353-5500

May 16, 2002

      Trenwick Group Ltd., which we refer to as "we," or "Trenwick," is offering Eligible Employees (as defined below) the opportunity to exchange all, but not less than all, of their outstanding stock options to purchase Trenwick common shares for New Options which will be granted under our Option Plans.

      The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of this document. We have included references to the relevant sections in this document where you can find a more complete description of the topics in this summary.

o Offer. We are making this Offer upon the terms and subject to the conditions described in (i) this Stock Option Exchange Program Tender Offer Statement (the "Offer to Exchange"); and (ii) the related election package (which together, as they may be amended from time to time, constitute the "Offer"). This Offer is not conditioned upon a minimum number of Current Options (as defined below) being exchanged. This Offer is subject to the conditions that we describe in "Summary of Terms" question 6 and "The Offer: 7. Conditions of the Offer."

o     Voluntary. Participation in the Offer is voluntary.

o Current Options. We are offering our eligible employees, excluding our Chairman, President and Chief Executive Officer and members of our Board of Directors, the opportunity to exchange all of their outstanding options (the "Current Options") for new options to purchase our common shares. See "Summary of Terms" questions 3, 4 and 5 and "The Offer: 2. Number of Options; Expiration Date."

o Option Plans. The Current Options have been granted under one of the following of our stock option plans: the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (together, the "Option Plans" and individually, an "Option Plan"). See "Summary of Terms" question 3 and "The Offer: 2. Number of Options; Expiration Date."

o New Options. The new options to purchase our common shares that are granted in exchange for an Eligible Employee's Current Options (the "New Options") will be granted under the same Option Plan as the Current Option they replace.

o Expiration Date. To participate in the Offer, an Eligible Employee must properly tender all of his or her Current Options prior to 11:59 P.M., Eastern Time (U.S.), on June 14, 2002, unless we extend the period of time the Offer is open (the "Expiration Date").

o Cancellation Date. If an Eligible Employee accepts this Offer and tenders his or her Current Options for exchange, all of the Eligible Employee's Current Options will be cancelled on the first day following the Expiration Date (the "Cancellation Date"). The Offer is presently scheduled to expire on June 14, 2002 and we expect the Cancellation Date to be June 15, 2002. If Current Options are not accepted in the Offer by July 12, 2002, you may withdraw your tender.

o All or Nothing. To participate in the Offer, an Eligible Employee must tender all of his or her Current Options for cancellation. In other words, an Eligible Employee may not tender some of his or her Current Options and keep the balance of his or her Current Options. If an Eligible Employee wishes to tender any of his or her Current Options, the Eligible Employee must tender all of his or her Current Options.

o Grant Date of New Options. The New Options will be granted on a date which is at least six months and one day after the Cancellation Date (the "Grant Date"). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than December 16, 2002. If the Expiration Date of the Offer is extended by us, the Grant Date for the New Options will also be extended.


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

o Exchange Ratios. Each Eligible Employee who accepts the Offer will receive in exchange for his or her Current Options that are accepted for exchange and cancelled, that number of New Options determined based on the grant price of the Current Option as follows:

     Grant Price of Current Option            Exchange Ratios
     -----------------------------            ---------------
            Less than $15.00                     1.5 for 1
         $15.00 through $20.99                    2 for 1
         $21.00 through $26.99                   2.5 for 1
           $27.00 and higher                      3 for 1

            We will not issue any New Options exercisable for fractional shares. Instead, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option. The New Options shall be subject to adjustments for any future share splits, share dividends and similar events, in accordance with the terms of the applicable Option Plan. See "Summary of Terms" questions 15 and 16 and "The Offer: 2. Number of Options; Expiration Date."

o Eligible Employees. All employees of Trenwick, other than its Chairman, President and Chief Executive Officer, are eligible to participate in this Offer if they: (i) are employed by Trenwick or a Participating Subsidiary (as defined below) on the date the Offer commences; (ii) hold Current Options on the date the Offer commences; (iii) remain an employee of Trenwick or one of its Participating Subsidiaries through the Expiration Date; and (iv) do not, on or prior to the Expiration Date, elect to terminate their employment or receive a notice of termination from their employer (individually an "Eligible Employee"). See "Summary of Terms" question 4 and "The Offer: 1. Eligible Employees" and "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

o Termination of Employment. To receive New Options, an Eligible Employee must remain employed through the Grant Date. Eligible Employees who terminate employment for any reason, whether voluntary or involuntary, after the Expiration Date and prior to the Grant Date will not receive a grant of New Options or any other consideration or payment for the cancellation of their Current Options. See "Summary of Terms" questions 7, 8, 9, 10, 11, 30 and 31, "Certain Risks of Participating in the Offer" and "The Offer: 1. Eligible Employees" and "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

o Grant Price. The grant price of the New Options will be the closing sale price of our common shares on the New York Stock Exchange on the Grant Date. See "Summary of Terms" question 20 and "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

o Vesting. The New Options will vest two years from the Grant Date. See "Summary of Terms" question 21 and "The Offer: 9. Source and Amount of Consideration; Terms of New Options."

o Options Not Eligible to Participate in the Offer. The Offer will have no effect on those options that are not eligible to participate in this Offer. Those options will remain outstanding in accordance with and subject to their terms. See "Summary of Terms" question 17 and "The Offer:
      9. Source and Amount of Consideration; Terms of New Options."

o Effect on Current Options Which Are Not Tendered. If you chose not to tender your Current Options for exchange or if we do not accept tendered options for exchange or, if having tendered, you withdraw prior to the Expiration Date, your Current Options will remain outstanding and retain their current exercise prices and other current terms. We currently expect that we will accept all properly tendered Current Options promptly after the expiration of this Offer. See "The Offer: 6. Acceptance of Current Options for Exchange and Issuance of New Options."

o Exercise Period. Each New Option will have a term of five years. See "Summary of Terms" question 23, and "The Offer: 9. Source and Amount of Consideration; Terms of New Options."


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

o Participating Subsidiary. Any entity in which Trenwick directly or indirectly has an ownership interest of more than 50% will be a "Participating Subsidiary."

o No Recommendation. Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors makes any recommendation as to whether an Eligible Employee should tender or refrain from tendering his or her Current Options. An Eligible Employee must make his or her own decision whether to tender his or her Current Options. See "Summary of Terms" question 40 and "The Offer: 3. Purpose of the Offer."

o Recent Trading Price. Our common shares are listed for trading on the New York Stock Exchange under the symbol "TWK." On May 14, 2002, the closing sale price of our common shares on the New York Stock Exchange was $8.35 per share. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your Current Options. See "The Offer: 8. Price Range of Common Shares Underlying the Current Options."

o How To Obtain More Information. Questions about this Offer or requests for additional copies of this Offer to Exchange or the Election Package should be directed to Trenwick Group Ltd., c/o Trenwick Services Inc., 203-353-5500. For more information about Trenwick, see "The Offer: 10. Information Concerning Trenwick" and "The Offer: 18. Additional Information."

            This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

                                    IMPORTANT

            If you wish to tender your Current Options for exchange, you must, prior to 11:59 P.M., Eastern Time (U.S.), on June 14, 2002, unless the Offer is extended, deliver a properly completed, signed and dated Election Form by mail to Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A, Attn: Legal Department or by facsimile to 203-353-5550.

            The grant price of the New Options will be the closing sale price of our common shares on the New York Stock Exchange on the Grant Date. We cannot guarantee that the New Options will have a lower grant price than the Current Options.

            The decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your own personal advisors if you have any questions about your financial or tax situation. The information about this Offer is limited to: (i) this Offer to Exchange; and (ii) the Election Package.

            We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Current Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


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

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY OF TERMS..............................................................4
CERTAIN RISKS OF PARTICIPATING IN THE OFFER..................................14
THE OFFER....................................................................16
   1.  Eligible Employees....................................................16
   2.  Number of Options; Expiration Date....................................17
   3.  Purpose of the Offer..................................................18
   4.  Procedures for Participating in the Offer to Exchange.................19
   5.  Withdrawal Rights.....................................................19
   6.  Acceptance of Current Options for Exchange and Issuance
       of New Options........................................................20
   7.  Conditions of the Offer...............................................21
   8.  Price Range of Common Shares Underlying the Current Options...........23
   9.  Source and Amount of Consideration; Terms of New Options..............24
   10. Information Concerning Trenwick.......................................28
   11. Interests of Directors and Executive Officers; Transactions and
       Arrangements Concerning Current Options and Our Common Shares.........28
   12. Status of Current Options Acquired by Us in the Offer; Accounting
       Consequences of the Offer.............................................29
   13. Legal Matters; Regulatory Approvals...................................29
   14. Material U.S. Federal Income Tax Consequences.........................30
   15. Material Tax Consequences for Employees Who Are Tax
       Residents in the United Kingdom.......................................30
   16. Extension of Offer; Termination; Amendment............................31
   17. Fees and Expenses.....................................................32
   18. Additional Information................................................32
   19. Summary Financial Information.........................................33
   20. Forward Looking Statements............................................33
   21. Miscellaneous.........................................................34
SCHEDULE A - Information Concerning the Directors and Executive Officers
       of Trenwick...........................................................35

                                SUMMARY OF TERMS

            The following are answers to some of the questions that you may have about this Offer. We urge you to also read carefully the remainder of this Offer because it contains additional important information. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2001, quarterly report on Form 10-Q for the quarter ended March 31, 2002, and the proxy statement distributed in connection with our Annual General Meeting of Shareholders held on May 15, 2002, as these documents contain important financial and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See "The Offer: 18. Additional Information."


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

                            INDEX TO SUMMARY OF TERMS

Question                                                                    Page
--------                                                                    ----
   1.  What is the Stock Option Exchange Program?.............................7
   2.  Why are we making the Offer?...........................................7
   3.  What securities are we offering to Exchange?...........................7
   4.  Who is eligible to participate in the Offer?...........................7
   5.  Are employees located outside the United States eligible to participate in the Offer?..............................................7
   6.  What are the conditions to the Offer?..................................7
   7.  What if I leave or am terminated prior to the expiration of the Offer?..........................................................8
   8.  What if I elect to leave or receive a notice of termination prior to the expiration of the Offer?..................................8
   9.  Must I remain an employee in order to receive the
       New Options?...........................................................8
   10. What if I tender my Current Options, but am not an employee of Trenwick or one of its Participating Subsidiaries when the
       New Options are granted?...............................................8
   11. What if I tender my Current Options, but die after
       the Expiration Date and prior to the Grant Date?.......................8
   12. If I choose to tender my Current Options for exchange, do I have to tender all of my Current Options?.........................8
   13. May I tender options I have already exercised?.........................9
   14. Will I be required to give up all my rights to the cancelled options?...............................................................9
   15. How can I find out the details of my options that are eligible for this Offer?............................................................9
   16. How many New Options will I receive in exchange for my tendered options?...............................................................9
   17. What happens if I do not accept the Offer?............................10
   18. When will I receive my New Options?...................................10
   19. Why won't I receive my New Options immediately after the
       Expiration Date of the Offer?.........................................10
   20. What will be the grant price of the New Options?......................10
   21. When will the New Options vest?.......................................10
   22. What if my employment terminates before the New Options vest? ........10
   23. When will the New Option expire?......................................10
   24. Will the terms and conditions of my New Options be the same as the terms and conditions of my Current Options?...............10
   25. Why don't we simply change the grant price of the Current Options?....11
   26. Why can't I just be granted more options without having my Current
       Options cancelled?....................................................11
   27. Will I have to pay taxes if I exchange my Current Options in the
       Offer?................................................................11
   28. Will Trenwick grant options to employees during the period beginning on the date this Offer commences, and ending on the date tendered Current Options are cancelled?...............................11
   29. Will I be considered for additional option grants before the Grant
       Date of the New Options?..............................................11
   30. What happens if I tender my Current Options and I am on a leave of absence on the New Option Grant Date?.................................11
   31. What types of leave of absence are considered "authorized leaves of absences?".........................................................12
   32. After the grant of my New Options, what happens if the market price of Trenwick's common shares goes below the grant price for those New Options?....................................................12
   33. What happens if Trenwick merges into or is acquired by another company?..............................................................12
   34. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?.............................12
   35. Do I have to participate in the Offer?................................13
   36. What happens to my Current Options if I decide not to participate in the Offer?.........................................................13
   37. What do I need to do to participate in the Offer?.....................13
   38. Can I change my election?.............................................13
   39. If I choose not to participate in the Offer, what do I have to do?....14


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

Question                                                                    Page
--------                                                                    ----
   40. What will happen if I do not elect to participate in the Offer by the end of the tender offer period?................................14
   41. What does Trenwick and its Board of Directors think of this Offer?....14
   42. How should I decide whether or not to participate?....................14
   43. Who can I talk to if I have questions about the Offer?................14
   44. Does this Offer cover stock appreciation rights?......................14


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

1. What is the Stock Option Exchange Program?

      Our Stock Option Exchange Program is a voluntary program that offers Eligible Employees the opportunity to make a one-time election to cancel all of their Current Options and exchange them for New Options. This Offer will remain open until 11:59 P.M., Eastern Time (U.S.), on June 14, 2002, unless the Offer is extended (the "Expiration Date"). If you accept this Offer, your Current Options tendered for exchange will be cancelled on the first day following the Expiration Date (the "Cancellation Date"). The New Options will be granted on a date which is at least six months and one day after the Cancellation Date (the "Grant Date"). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than December 16, 2002.

2. Why are we making the Offer?

      Virtually all of your outstanding stock options, whether or not they are currently vested and exercisable, have grant prices that are significantly higher than the current market price of our common shares. For our stock option programs to provide the intended motivation and retention to you, you must feel that our stock options provide you with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that you may feel that the opportunity for realizing value is limited with your Current Options. By making this Offer, we intend to provide you with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create an incentive for you to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for our shareholders.

3. What securities are we offering to exchange?

      We are offering to exchange all outstanding, unexercised stock options to purchase our common shares granted under the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (together, the "Option Plans" and individually, an "Option Plan") that are held by Eligible Employees (the "Current Options") in return for new options that we will grant under the same Option Plan pursuant to which the cancelled Current Option it replaces was granted (the "New Options"). Outstanding stock appreciation rights issued under an Option Plan are not eligible for the Stock Option Exchange Program.

4. Who is eligible to participate in the Offer?

      All employees of Trenwick or any its Participating Subsidiaries, other than the Chairman, President and Chief Executive Officer and members of the Board of Directors of Trenwick, are eligible to participate in this Offer if they: (i) are employed by Trenwick or a Participating Subsidiary on the date the Offer commences; (ii) hold Current Options on the date the Offer commences;
(iii) remain an employee of Trenwick or one of its Participating Subsidiaries through the Expiration Date; and (iv) do not, on or prior to the Expiration Date, elect to terminate their employment or receive a notice of termination from their employer (individually, an "Eligible Employee").

5. Are employees located outside the United States eligible to participate in the Offer?

      All Eligible Employees, including Eligible Employees located outside the United States, may participate in the Offer. Special considerations may apply to Eligible Employees located outside the United States. In some countries, the application of local rules may have important consequences to those Eligible Employees. If you are an Eligible Employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors.

6. What are the conditions to the Offer?

      The Offer is not conditioned on a minimum number of Current Options being tendered. Participation in the Offer is voluntary. The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the Offer, a third-party tender offer for our common shares or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in "The Offer: 7.

Conditions of the Offer" below. Once the Offer has expired and the tendered Current Options have been accepted and cancelled, the conditions will no longer apply, even if the specified events occur during the period between the Expiration Date and the date of grant of the New Options. However, as described below, a change in your employment status during that period could result in you not receiving a grant of New Options.

7. What if I leave or am terminated prior to the expiration of the Offer?

      If you are not employed by Trenwick or a Participating Subsidiary on the date of the expiration of the Offer, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to your termination of employment, your tender will be automatically withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any New Options in exchange for your Current Options.

      If you are employed on at "at-will" basis, this Offer does not change the "at-will" nature of your employment, and, therefore, your employment may be terminated by your employer or by you at any time, including prior to the Grant Date of the New Options, for any reason, with or without cause.

8. What if I elect to leave or receive a notice of termination prior to the expiration of the Offer?

      If prior to the date of the expiration of the Offer, you either elect to leave Trenwick or a Participating Subsidiary or receive a notice of termination from your employer, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to electing to leave or receiving a notice of termination of employment, your tender will automatically be withdrawn. You may exercise your Current Options in accordance with their terms to the extent they are vested. Since your tendered Current Options will automatically be withdrawn, you will not receive any New Options in exchange for your Current Options.

9. Must I remain an employee in order to receive the New Options?

      Yes. To receive the New Options, you must remain an employee of Trenwick or a Participating Subsidiary through the date we grant the New Options. The New Options will be granted at least six months and one day after the date the tendered Current Options are accepted for exchange and cancelled (the "Grant Date"). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than December 16, 2002.

10. What if I tender my Current Options, but am not an employee of Trenwick or one of its Participating Subsidiaries when the New Options are granted?

      If you do not remain an employee of Trenwick or one of its Participating Subsidiaries from the date you tender your Current Options through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your tendered Current Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason of your termination of employment and whether a result of voluntary resignation, involuntary termination, death or disability.

11. What if I tender my Current Options, but die after the Expiration Date and prior to the Grant Date?

      Once your Current Options are cancelled, should you die, prior to the Grant Date of the New Options, neither you nor your estate or heirs will receive any New Options or any other payment or consideration in exchange for your tendered Current Options.

12. If I choose to tender my Current Options for exchange, do I have to tender all of my Current Options?

      Yes. You must tender all of your Current Options for exchange if you want to participate in this Offer. In other words, you may not tender some of your Current Options and keep the balance of your Current Options. If you wish to tender any of your Current Options, you must tender all of your Current Options.


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

13. May I tender options I have already exercised?

      No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

14. Will I be required to give up all my rights to the cancelled options?

      Yes. Once we have accepted for exchange your tendered Current Options, all of your Current Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all options accepted for exchange on the first day following the expiration of the Offer. We expect the Cancellation Date to be June 15, 2002.

15. How can I find out the details of my options that are eligible for this Offer?

      Along with this Offer, you will receive a personal stock option statement detailing your outstanding options that are eligible for this Offer. You can call the following telephone number to find out the details of your outstanding options that are eligible for this Offer: 203-252-5500.

16. How many New Options will I receive in exchange for my tendered options?

      The number of New Options to be granted in exchange for Current Options that are accepted for exchange and cancelled will be determined based on the grant price of the Current Option as follows:

   Grant Price of Current Options         Exchange Ratios
   ------------------------------         ---------------
          Less than $15.00                   1.5 for 1
       $15.00 through $20.99                  2 for 1
       $21.00 through $26.99                 2.5 for 1
         $27.00 and higher                    3 for 1

      The number of New Options will also be subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan:

      We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

                                     EXAMPLE

      To illustrate how the exchange ratios work, we'll assume that you have 4 Current Options for 100 shares each. The grant prices of these 4 Current Options are: $14.00, $17.00, $23.00, and $29.00. Under these facts, the table below shows the number of shares subject to each New Option you would receive were you to participate in the Offer:

     Current Options                Grant Price               Exchange Ratios              New Options
--------------------------    ------------------------    ------------------------    -----------------------
           100                        $14.00                     1.5 for 1                      67
           100                        $17.00                      2 for 1                       50
           100                        $23.00                     2.5 for 1                      40
           100                        $29.00                      3 for 1                       33


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

17. What happens if I do not accept the Offer?

      If you choose not to tender your options for exchange, your options will remain outstanding and retain their current grant prices and other current terms. We currently expect that we will accept all properly tendered Current Options promptly after the expiration of this Offer.

18. When will I receive my New Options?

      We will grant the New Options on the first business day which is at least six months and one day after the date we cancel the Current Options accepted for exchange (the "Grant Date"). Under no circumstances will we grant the New Options prior to the Grant Date. If we cancel tendered Current Options on June 15, 2002, which is the scheduled date for the cancellation of the options (the first day following the Expiration Date of the Offer), the New Options will be granted on or after December 16, 2002. You must continue to be an employee of Trenwick or one of its Participating Subsidiaries on the Grant Date to be eligible to receive the New Options.

19. Why won't I receive my New Options immediately after the Expiration Date of the Offer?

      If we were to grant the New Options on a date which is sooner than six months and one day after the date we cancel the Current Options tendered for exchange, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements which would reduce our reported earnings for each fiscal quarter that the New Options remained outstanding. This could have a negative impact on our share price.

20. What will be the grant price of the New Options?

      The grant price of the New Options will be equal to the closing sale price of Trenwick common shares on the New York Stock Exchange on the date of grant of the New Options. Because the New Options will be granted at least six months and one day following the date the Current Options are cancelled, we cannot predict the grant price of the New Options. Accordingly, the New Options may have a higher grant price than some or all of your Current Options that are cancelled. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your Current Options.

21. When will the New Options vest?

      The New Options will vest two years after the Grant Date. Accordingly, you may lose the benefit of any vesting under your tendered Current Options that are accepted for exchange and cancelled.

      For example, if you cancel a Current Option that has already vested or that would vest prior to the Grant Date, the New Options you receive in exchange for your Current Options will not be vested on the date of grant of such New Options or for two years after the date of grant.

22. What if my employment terminates before the New Options vest?

      If your employment terminates before the New Options vest for any reason, you will forfeit your New Options upon your termination of employment because your New Options have not vested.

23. When will the New Options expire?

      The New Options will expire on the five year anniversary of the Grant Date. This may be longer or shorter than the remaining term of the surrendered Current Options.

24. Will the terms and conditions of my New Options be the same as the terms and conditions of my Current Options?

      The New Options will be issued under the same Option Plan as the related Current Option cancelled in the Offer. While the New Option will have a new grant price, Grant Date, term and vesting schedule and will cover a fewer number of common shares, the other terms and conditions of a New Option will be substantially identical to the Current Option it replaces. All of the New Options will be issued as non-qualified stock options for purposes of the Internal Revenue Code of 1986, as amended.

25. Why don't we simply change the grant price of the Current Options?

      Repricing outstanding options could require us under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our share price.

26. Why can't I just be granted more options without having my Current Options cancelled?

      We strive to balance the need for a competitive compensation package for our employees with the interests of our shareholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our shareholders and could have a dilutive effect on our earnings per share.

27. Will I have to pay taxes if I exchange my Current Options in the Offer?

      If you exchange your Current Options for New Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the New Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes.

      All Eligible Employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual Eligible Employee's circumstances.

      Included as part of this Offer is a short summary of the general tax consequences of the Offer in the United Kingdom. If you are located outside of the United States, you should consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer.

28. Will Trenwick grant options to employees during the period beginning on the date this Offer commences, and ending on the date tendered Current Options are cancelled?

      To avoid any possible adverse accounting consequences, we do not intend to grant options to Eligible Employees during the period starting on the date the Offer commences (currently scheduled for May 16, 2002) and ending on the date tendered Current Options are cancelled (currently scheduled to be June 15, 2002).

29. Will I be considered for additional option grants before the Grant Date of the New Options?

      The focus of our option programs for 2002 is to provide Eligible Employees with an opportunity for realizing potential value with respect to their Current Options. At this time, it is our intention not to grant additional options until after the Grant Date to employees eligible for the Offer. This would apply to both employees who choose to tender their Current Options, and those who do not. If Eligible Employees who tender their Current Options that are cancelled in this Offer were granted options prior to the Grant Date, we may be required under financial accounting rules applicable to us to recognize significant charges in our financial statements. We anticipate returning to a more traditional option granting pattern after the Grant Date, currently scheduled to be December 16, 2002.

30. What happens if I tender my Current Options and I am on a leave of absence on the New Option Grant Date?

      If you tender your Current Options and they are cancelled and you are on a leave of absence that is an "authorized leave of absence" on the Grant Date, you will be entitled to a grant of New Options only if you return to active employment with Trenwick or one of its Participating Subsidiaries prior to the first anniversary of the Grant Date. In that event, you will receive a grant of New Options on the date you return to active employment. The grant price of the New Options will be equal to the closing sale price of Trenwick common shares on the New York Stock Exchange on the date your New Options are granted.

31. What types of leave of absence are considered "authorized leaves of absences"?

      An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Trenwick or the Participating Subsidiary that employs you, at the end of which it is expected that you will return to active employment with Trenwick or one of its Participating Subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.

32. After the grant of my New Options, what happens if the market price of Trenwick's common shares goes below the grant price for those New Options?

      We are making this Offer only at this time and due to the unusual stock market conditions that have affected many companies. This is a unique, one-time Offer and you should take this into account in deciding whether to participate and tender your Current Options.

      Trenwick is not providing and is not in a position to provide any assurances or predictions as to the market price of our common shares at any time in the future.

33. What happens if Trenwick merges into or is acquired by another company?

      If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered Current Options and have all the rights afforded you to acquire our common shares under the existing agreements evidencing those options.

      If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled but before the New Options are granted, the surviving company would automatically assume Trenwick's obligations with respect to the Offer. The type of security and the number of shares subject to each New Option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common shares that are outstanding at the time of the acquisition. As a result of the ratio in which our common shares may convert into an acquirer's common shares in an acquisition transaction, you may receive options for more or fewer of the acquirer's common shares than the number of common shares you would receive if you had not participated in the Offer.

      If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled, but before the New Options are granted, the obligations of Trenwick in connection with the Offer would not be automatically assumed by the acquiring company. While we may seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

34. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

      The Offer expires on June 14, 2002, at 11:59 P.M., Eastern Time (U.S.), unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make an announcement of the extension no later than 9:00 A.M., Eastern Time (U.S.) on the business day immediately following the previously scheduled expiration date of the Offer. If the Offer is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the New Options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the

New Options must be granted at least six months and one day following the date tendered Current Options are cancelled.

35. Do I have to participate in the Offer?

      No. You do not have to participate in this Offer and there are no repercussions if you choose not to participate. Again, it is entirely up to you and we cannot advise you of what action to take.

36. What happens to my Current Options if I decide not to participate in the Offer?

      If you elect not to tender your Current Options, they will remain outstanding until they terminate or expire by their terms. They will retain their current grant price.

37. What do I need to do to participate in the Offer?

      To participate in the Offer, your properly completed election must be received by us no later than 11:59 P.M., Eastern Time (U.S.) on June 14, 2002 (or such later date and time if we extend the expiration of the Offer). Your election must be made in one of the following two ways:

      o Fax. You may participate by faxing a properly completed, signed and dated Election Form to the following number: 203-353-5550.

      o Mail. You may participate by mailing a properly completed, signed and dated Election Form in a stamped envelope to the following address: Trenwick Group Ltd. c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department.

      This is a one-time offer. We will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our right to extend, terminate and amend the Offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the Offer.

38. Can I change my election?

      You may change your election to participate in the Offer only one time by submitting your change no later than 11:59 P.M., Eastern Time (U.S.) on June 14, 2002 (or such later date and time if we extend the expiration of the Offer).

      You must change your election with respect to all of your tendered Current Options; you may not change your election with respect to only a portion of your Current Options. Also, if you change your election, you may not again tender your Current Options under the Offer.

      To change your election, Trenwick must receive your change in one of the following two ways:

      o Fax. You may change your election by faxing a properly completed, signed and dated Change Form to the following number: 203-353-5550.

      o Mail. You may change your election by mailing a properly completed, signed and dated Change Form in a stamped envelope to the following address: Trenwick Group Ltd. c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department

      You may only change your election one time. If you elect to tender your Current Options and then change your election, you will not be able to participate in the Offer.

      In addition, if Current Options are properly tendered but for whatever reason Trenwick is unable to accept the tender by July 12, 2002, you may withdraw your tender of the Current Options on or after that date.

39. If I choose not to participate in the Offer, what do I have to do?

      Nothing. You do not have to file or deliver any forms or letters if you choose to keep your Current Options and not participate in the Offer.

40. What will happen if I do not elect to participate in the Offer by the end of the tender offer period?

      If you do not elect to participate in the offer by the Expiration Date of the Offer, you cannot participate in the Offer. There can be no exceptions to this deadline.

41. What does Trenwick and its Board of Directors think of this Offer?

      Although our Board of Directors has approved the making of this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the Offer. You must make your own decision whether to participate in the Offer.

      Our directors and the Chairman, President and Chief Executive Officer are not eligible to participate in the Offer.

42. How should I decide whether or not to participate?

      We understand that this will be an important decision for all Eligible Employees. Tendering Current Options under the Offer involves risk as there is no guarantee or assurance as to our future common share price performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your Current Option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our common share price, including your assumptions about the common share price on the Grant Date of the New Options (currently expected to be December 16, 2002), which will be the grant price of the New Options, and the common share price thereafter.

      You should read all the information provided to you in the Offer, including certain financial and other information described under the headings "The Offer: 18. Additional Information" and "The Offer: 19. Summary Financial Information."

43. Who can I talk to if I have questions about the Offer?

      Any questions or additional copies of any documents referred to in the Offer may be directed to 203-353-5500, Trenwick cannot and will not provide you any advice regarding your decision whether to tender your Current Options.

44. Does this Offer cover stock appreciation rights?

      No.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

      Participation in the Offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the remainder of this Offer to Exchange and the Election Package before deciding to participate in the Offer. The list of risks does not include certain risks that may apply to Eligible Employees who live and work outside of the United States. We urge those employees to read any sections in this Offer to Exchange discussing tax consequences in their country, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

1. Economic Risks

      If our common share price increases after the date your tendered Current Options are cancelled, your cancelled Current Options might have been worth more than the New Options that you will receive in exchange for them.

      For example, if you cancel a Current Option with a $13.00 grant price, and Trenwick's common share price appreciates to $15.00 per share when the New Options are granted, your New Option will have a higher grant price than your Current Option and represent the right to purchase fewer common shares than your Current Option.

      Your ability to exercise your New Options may be different than your ability to exercise your Current Options that are accepted for exchange and cancelled.

      The New Options will vest two years after the Grant Date. This is different from the vesting under the tendered Current Options. If your Current Options have vested, you will lose the benefit of any vesting under those Current Options that are accepted for exchange and cancelled.

      For example, if you cancel a Current Option that has already vested or that would vest prior to the Grant Date, the New Options you receive in exchange for your Current Options will not be vested on the date of grant of such New Options or for two years after the date of grant.

      In addition, each New Option will have a term of five years. This may be longer or shorter than the remaining term of the surrendered option it replaces. If it is shorter than the remaining term of the surrendered option it replaces, your ability to exercise the New Options will terminate before your ability to exercise the Current Options that are accepted for exchange and cancelled.

      If Trenwick is acquired by or merges with another company, your cancelled Current Options might have been worth more than the New Options that you will receive in exchange for them.

      These types of transactions could have substantial effects on the price of our common shares, including potentially substantial appreciation in the price of our common shares. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the stock associated with the New Options.

      In addition, in the event of an acquisition of our company for stock, tendering Eligible Employees might receive New Options to purchase shares of a successor to our company, where the grant price of the New Options would be equal to the fair market value of such acquirer's stock on the Grant Date. Eligible Employees who do not tender in the Offer will have their outstanding Current Options treated in accordance with the terms of the Option Plan they were granted under and if their Current Options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those Eligible Employees who opted not to participate in this Offer and who instead retained their Current Options.

      If your employment terminates prior to the grant of the New Options, you will receive neither the New Options nor the return of your cancelled Current Options.

      Once your Current Options are cancelled, you will no longer have any rights with respect to these options. Accordingly, if your employment terminates for any reason prior to the grant of the New Options, you will not have the benefit of either the cancelled Current Options or the New Options.

      If your employment terminates prior to the time the New Options vest, you will receive neither the New Options nor the return of your cancelled Current Options.

      The New Options will vest two years after the Grant Date. Accordingly, if your employment terminates for any reason prior to the time the New Options vest, you will not have the benefit of either the cancelled Current Options or the New Options.

      If your employment terminates as part of a reduction-in-force prior to the grant of the New Options, you will receive neither the New Options nor the return of your cancelled Current Options.

      Trenwick's revenues are dependent on the health of the economy and its relations with brokers and its current and future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, our business, operating results, and financial condition may be materially adversely impacted and we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of certain of our employees or those of our Participating Subsidiaries.

      If another company acquires Trenwick, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of New Options under the Stock Option Exchange Program. Termination for this, or any other, reason before the New Options are granted means that you will not receive the New Options, nor will you receive any other consideration for your Current Options that were cancelled.

      IF YOUR EMPLOYMENT TERMINATES AS A RESULT OF AN ACQUISITION OR MERGER OF TRENWICK PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NEITHER THE NEW OPTIONS NOR THE RETURN OF YOUR CANCELLED CURRENT OPTIONS.

2. Tax-Related Risks for Non-U.S. Residents

      If you are an Eligible Employee residing outside of the U.S. and you take advantage of this Offer, you may be liable for tax and social insurance contributions on the fair market value of the New Options. Additionally, you may lose the ability to claim preferential tax treatment in connection with your New Options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the New Options or the ownership of foreign shares of stock. A general summary of the tax implications of the option exchange in the United Kingdom can be found in "The Offer: 15. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom." However, this summary is general in nature and necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with a tax advisor in your own country as to the tax consequences of participating in the Offer.

      If you are eligible for the Offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should consult your own tax advisor to discuss these consequences.

3. Business-Related Risks

      For a description of risks related to Trenwick's business, please see "The
Offer: 18. Additional Information" and "The Offer: 20. Forward Looking Statements."

                                    THE OFFER

1. Eligible Employees

      Employees are "Eligible Employees" if they: (i) are employed by Trenwick or a Participating Subsidiary on the date the Offer commences; (ii) hold Current Options on the date the Offer commences; (iii) remain an employee of Trenwick or one of its Participating Subsidiaries through the Expiration Date; and (iv) do not, on or prior to the Expiration Date, elect to terminate their employment or receive a notice of termination from their employer (individually an "Eligible Employee"). The Chairman, President and Chief Executive Officer is not eligible to participate in the Offer and, therefore, is not an Eligible Employee. Also, the members of Trenwick's Board of Directors are not eligible to participate in the Offer.

      In order to receive the New Options, you must be an employee of Trenwick or one of its Participating Subsidiaries on the date the New Options are granted (the "Grant Date") which will be at least six months and one day after the date the Current Options are cancelled (the "Cancellation Date"). If Trenwick does not extend the Offer, the New Options are scheduled to be granted on December 16, 2002.

2. Number of Options; Expiration Date

      We are offering Eligible Employees the opportunity to exchange all outstanding, unexercised stock options to purchase our common shares granted under the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (together, the "Option Plans" and individually, an "Option Plan") that are held by them (the "Current Options") in return for new options that we will grant under the same Option Plan pursuant to which the cancelled Current Option it replaces was granted (the "New Options").

      Unless we extend the Offer, it is scheduled to expire on 11:59 P.M., Eastern Time (U.S.), on June 14, 2002 (the "Expiration Date"). See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer. If you accept this Offer, your Current Options will be cancelled on the first day following the Expiration Date (the "Cancellation Date"), which is currently scheduled to be June 15, 2002.

      To participate in the Offer, you MUST tender all of your Current Options for cancellation. In other words, you may not tender some of your Current Options and keep the balance of your Current Options. If you wish to tender any of your Current Options, you must tender all of your Current Options.

      The New Options will be granted on a date that is at least six months and one day after the Cancellation Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than December 16, 2002.

      Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept Current Options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

      Your participation in this Offer is voluntary. If your Current Options are properly tendered and accepted for exchange, the Current Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of New Options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan:

      For all of your Current Options, the table below shows the number of our common shares subject to the Current Option that you must exchange for each common share subject to the New Option, based on the grant price of the Current
Option:

   Grant Price of Current Options          Exchange Ratios
   ------------------------------          ---------------
          Less than $15.00                    1.5 for 1
       $15.00 through $20.99                   2 for 1
       $21.00 through $26.99                  2.5 for 1
         $27.00 and higher                     3 for 1

      We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

      The New Options will be issued under the same Option Plan as the related Current Option cancelled in the Offer. While the New Option will have a new grant price, Grant Date, vesting schedule and term and will cover a fewer number of our common shares the other terms and conditions of a New Option will be substantially identical to the Current Option it replaces.

      If, for any reason, you do not remain an employee of Trenwick or one of its participating subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered Current Options that have been accepted for exchange. If your employment terminates after you tendered your Current Options, but prior to the Expiration Date, you are not eligible to participate in the Offer.

      If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

      (1) we increase or decrease the amount of consideration offered for the Current Options;

      (2) we decrease the number of Current Options eligible to be tendered in the Offer; or

      (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the common shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 P.M., Eastern Time (U.S.).

      As of May 14, 2002, options to purchase an aggregate of 1,561,644 common shares were eligible for exchange under this Offer.

3. Purpose of the Offer

      We granted the Current Options outstanding under the Option Plans for one or more of the following purposes:

      o to encourage our employees to act as owners, which helps align their interests with those of our shareholders

      o     to reward and motivate our employees for profitable growth; and

      o     to encourage our employees to continue their employment with us.

      Many of our outstanding options, whether or not they are currently vested and exercisable, have grant prices that are significantly higher than the current market price of our common shares. We understand that, for our stock option programs to provide the intended retention and performance incentives for our employees, employees must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions and the decline in the price of our common shares, we believe that employees may feel that the opportunity for realizing value is limited with their Current Options. By making this Offer to Exchange Current Options for New Options that will (1) have a grant price equal to the closing sale price of our common shares on the New York Stock Exchange on the Grant Date of the New Options, (2) vest two years from the Grant Date and
(3) have a term of 5 years from the Grant Date, we hope to restore our employees' confidence in their potential ability to realize value in connection with their employment with us thereby encouraging our employees to remain with Trenwick and ultimately maximizing shareholder value.

      Neither we nor our Board of Directors makes any recommendation as to whether you should tender your Current Options, nor have we authorized any person to make any such recommendation. Note that the New Options may have a higher grant price, longer vesting and shorter exercise period than some or all of your Current Options. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors.

      You must make your own decision whether to tender your Current Options for exchange.

4. Procedures for Participating in the Offer to Exchange

Proper Tender of Options

      To validly tender your Current Options through the Offer, your properly completed election must be received by us no later than 11:59 P.M., Eastern Time (U.S.) on June 14, 2002 (or such later date and time if we extend the expiration of the Offer). We will not accept any election received after expiration of the Offer. Your election must be made in one of the following two ways:

      o Fax. You may participate by faxing a properly completed, signed and dated Election Form to the following numbers: 203-353-5550.

      o Mail. You may participate by mailing a properly completed, signed and dated Election Form in a stamped envelope to the following address: Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department.

      The method of delivery of all documents, including your election to participate in the Offer, is at your risk. If delivery is by standard mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Current Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Current Options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Current Options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Current Options which are not validly withdrawn. We may also waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular Current Options or any particular Eligible Employee. No tender of Current Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement

      Your tender of Current Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under
Section 5 below and our acceptance of your tendered Current Options in accordance with Section 6 below. Our acceptance for exchange of your Current Options tendered by you pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Current Options that have not been validly withdrawn.

5. Withdrawal Rights

      You may only withdraw your tendered Current Options, and thus change your election to participate, in accordance with the provisions of this Section 5. In addition, if Current Options are properly tendered but for whatever reason Trenwick is unable to accept the tender by July 12, 2002, you may withdraw your tender of the Current Options on or after that date.

      You may withdraw your tendered Current Options at any time prior to 11:59 P.M., Eastern Time (U.S.) on June 14, 2002. If we extend this Offer beyond that time, you may withdraw your tendered Current Options at any time until the extended expiration of this Offer.

      If your employment with us terminates prior to the expiration of the Offer, your tendered Current Options will automatically be withdrawn. Similarly, if you elect to leave or receive a notice of termination from your employer prior to the expiration of the Offer, your tendered Current Options will automatically be withdrawn. If the tender of your Current Options is automatically withdrawn, you will no longer be eligible to participate in the Offer, but you may be able to exercise your Current Options pursuant to their terms.

      To validly withdraw your tendered Current Options, and thus change your election to participate in the Offer, you must do so in one of the following two ways:

      o Fax. You may change your election by faxing a properly completed, signed and dated Change Form to the following numbers: 203-353-5550.

      o Mail. You may change your election by mailing a properly completed, signed and dated Change Form in a stamped envelope to the following address: Trenwick Group Ltd., c/o Trenwick Services Inc., One Canterbury Green, Stamford, CT 06901, U.S.A., Attn: Legal Department.

      You must change your election with respect to all of your tendered Current Options; you may not change your election with respect to only a portion of your Current Options. Also, if you change your election, you may not again tender your Current Options under the Offer.

      Except in accordance with the next sentence, the Change Form must be executed by the Eligible Employee who tendered the Current Options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Change Form.

      You may only change your election one-time. If you elect to tender your Current Options and then change your election, you will not be able to participate in the Offer.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to form and validity, including time of receipt, of all changes of election. Our determination of these matters will be final and binding.

      The method of delivery of all documents, including your change of election, is at your risk. If delivery is by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to insure timely delivery.

6. Acceptance of Current Options for Exchange and Issuance of New Options

      Upon the terms and subject to the conditions of this Offer and promptly following the Expiration Date, we expect to accept for exchange and cancel Current Options properly tendered and not validly withdrawn before the Expiration Date and to notify all Eligible Employees who have tendered their Current Options of our acceptance. If your tendered Current Options are accepted and cancelled on June 15, 2002, the first day immediately following the scheduled Expiration Date of the Offer, you will be granted your New Options on or promptly after December 16, 2002, which is the first business day that is at least six months and one day after the date the tendered Current Options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel Current Options properly tendered, you will be granted New Options on a subsequent trading day that is on or promptly after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of tendered Current Options.

Consequences of Trenwick Being Acquired

      If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered Current Options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

      If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled but before the New Options are granted, the surviving company would automatically assume Trenwick's obligations with respect to the Offer. The type of security and the number of shares subject to the each New Option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common shares that are outstanding at the time of the acquisition. As a result of the ratio in which our common shares may convert into an acquirer's common shares in an acquisition transaction, you may receive options for more or fewer of the acquirer's common shares than the number of shares you would receive if you had not participated in the Offer. In addition, if you had not participated in the Offer, you may, under the terms of certain Option Plans, be entitled to a lump sum cash payment for your Current Options.

      If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled, but before the New Options are granted, the obligations of Trenwick in connection with the Offer would not be automatically assumed by the acquiring company. While we may seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

No Partial Tenders

      To participate in the Offer, you must tender all of your Current Options for cancellation. In other words, you may not tender some of your Current Options and keep the balance of your Current Options. If you wish to tender any of your Current Options, you must tender all of your Current Options.

Acceptance of Tendered Options

      For purposes of the Offer, we will be deemed to have accepted Current Options that are validly tendered and are not properly withdrawn when we give oral or written notice of our acceptance of such options, which will likely be by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Current Options that are not validly withdrawn. When we accept your tendered Current Options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering your Current Options, you agree that the applicable stock option agreements will terminate upon our cancellation of your tendered Current Options. As soon as administratively practical after we accept and cancel tendered Current Options, we will send each tendering Eligible Employee a notice indicating the number of shares subject to the Current Options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected Grant Date of the New Options.

      If you are on an authorized leave of absence on the Grant Date of the New Options, you will be entitled to a grant of New Options only if you return to active employment with Trenwick or one of its Participating Subsidiaries prior to the first anniversary of the Grant Date. In that event, you will receive a grant of New Options on the day you return to active employment. The grant price of the New Options will be equal to the closing sale price of Trenwick common shares on the New York Stock Exchange on the date your New Options are granted.

7. Conditions of the Offer

      Notwithstanding any other provision of the Offer, we will not be required to accept any Current Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Current Options tendered for exchange, in each case, subject to Rule 13e-4(f) (5) under the Securities Exchange Act, if at any time on or after May 16, 2002 and before the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with the acceptance and cancellation of the Current Options tendered for exchange:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Current Options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Trenwick or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered Current Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

            (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered Current Options;

            (3) materially impair the benefits we hope to receive as a result of the Offer; or

            (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Trenwick or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

      (c)   there shall have occurred:

            (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

            (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Trenwick or our subsidiaries or affiliates or on the trading in our common shares;

            (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

            (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening

            (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 16, 2002;

      (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

      (e) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

            (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 16, 2002;

            (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 16, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

            (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

      (f) any change or changes shall have occurred in our business, condition inancial or other), assets, income, operations, prospects or share ownership or that of our subsidiaries or affiliates that, in our judgment, is or may be material to us or our subsidiaries or affiliates.

      The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Shares Underlying the Current Options

      As of September 28, 2000, Trenwick Group Ltd. common shares commenced trading on the New York Stock Exchange under the ticker symbol TWK. Prior to such date, LaSalle Re Holdings Limited traded on the New York Stock Exchange under the ticker symbol LSH. The following table sets forth for the periods presented below, the high and low sales price of the LaSalle Re Holdings Limited common shares as reported by the New York Stock

Exchange through September 27, 2000 and of Trenwick Group Ltd. as reported by the New York Stock Exchange from September 28, 2000 through March 31, 2002.

                                                         High             Low

2002 Year
Quarter ended March 31, 2001                            $10.85            $6.49

2001 Year
Quarter ended March 31, 2001                            $25.60            $18.25
Quarter ended June 30, 2001                             $25.69            $18.34
Quarter ended September 30, 2001                        $23.16            $ 5.50
Quarter ended December 31, 2001                         $11.05            $ 6.50

2000 Year
Quarter ended March 31, 2000                            $16.38            $11.31
Quarter ended June 30, 2000                             $15.50            $12.25
Quarter ended September 30, 2000                        $19.44            $13.69
Quarter ended December 31, 2000                         $27.13            $14.75

      On May 14, 2002, the closing sale price of our common shares on the New York Stock Exchange was $8.35 per share.

      We recommend that you evaluate current market quotes for our common shares, among other factors, before deciding whether or not to tender your Current Options.

9. Source and Amount of Consideration; Terms of New Options

Consideration

      We will issue New Options to purchase our common shares under the applicable Option Plan (the same Option Plan under which the related Current Options were originally granted) in exchange for Current Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in the Offer.

      The number of New Options to be granted in exchange for Current Options that are accepted for exchange and cancelled will be determined as follows, subject to adjustments for any future share splits, share dividends and similar events, in accordance with the terms of the applicable Option Plan:

      For all of your Current Options, the table below shows the number of common shares subject to the New Option that you will receive in exchange for the common shares subject to your Current Option based on the grant price of your Current Option:

   Grant Price of Current Options           Exchange Ratios
   ------------------------------           ---------------
          Less than $15.00                     1.5 for 1
       $15.00 through $20.99                    2 for 1
       $21.00 through $26.99                   2.5 for 1
         $27.00 and higher                      3 for 1

      We will not issue any New Options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each New Option. Each New Option will entitle the Eligible Employee to purchase our common shares in accordance with the terms of the applicable Option Plan.

      The issuance of New Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

      As of May 14, 2002, approximately 2,874,603 options were issued and outstanding, of which approximately 1,561,644 million options (representing approximately 54% of all such options) were held by Eligible Employees.

Description of Option Plans and New Options

      The following description of the Option Plans and the New Options is only a summary of some of the material provisions of those documents, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Options Plans. Information regarding our Option Plans may be found in the S-8 Registration Statements and related Prospectuses prepared in connection with each of the Option Plans. Please contact us at 203-353-5500 to request copies of the Option Plans and related Prospectuses. Copies will be provided promptly at our expense.

      The New Options required to be granted under this Offer will be issued under the following Options Plans: the Trenwick Group Inc. 1989 Stock Plan, the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan. The Option Plans permit the grant of non-qualified stock options and stock appreciation rights.

      As of May 14, 2002, there were 124,923, 116,077, 93,369 and 194,399 common shares available for issuance under the Trenwick Group Inc. 1993 Stock Option Plan, the Chartwell Re Corporation 1993 Stock Option Plan, the Chartwell Re Corporation 1997 Omnibus Stock Incentive Plan and the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan, respectively. The Trenwick Group Inc. 1989 Stock Plan has expired and presently no options may be granted under this Option Plan. Our shareholders, however, approved amendments to each Option Plan, including the Trenwick Group Inc. 1989 Stock Plan, in order to implement this Offer.

      The terms of the New Options are expected to be the same as the related Current Options cancelled in the exchange, except that (i) the New Options will be granted on a date that is at least six months and one day after the date the Current Options are cancelled; (ii) the grant price of the New Options will be the closing sale price of our common shares on the New York Stock Exchange on the Grant Date; (iii) the New Options will not vest until the two year anniversary of the Grant Date; (iv) the New Options will expire on the five year anniversary of the Grant Date; and (v) the number of shares underlying the New Options will be determined as described above. Also, in certain countries other than the United States, the New Options may be subject to different terms and conditions than the Current Options they replace.

      All Current Options subject to this Offer are non-qualified options for purposes of the Internal Revenue Code of 1986, as amended. All New Options that may be granted pursuant to this Offer will also be non-qualified options for purposes of the Internal Revenue Code of 1986, as amended.

      The New Options will be subject to the terms and conditions of the Offer, the Option Plan under which they will be granted, and the option agreement for the related Current Option, as amended by the Election Package.

      This Offer excludes any outstanding stock appreciation rights.

      This Offer will have no effect on those options that are not eligible to participate in this Offer. Those options will remain outstanding in accordance with and subject to their terms.

      Administration

      The Compensation Committee (the "Committee") of our Board of Directors administers the Option Plans, unless it has delegated administration to Trenwick. The Committee has the authority to construe, interpret and amend the Option Plans. The Committee determines the employees to whom grants of options to acquire our common shares are made based on such factors as the Committee may deem relevant. The Committee also determines, subject to the terms and conditions of the Option Plans, the terms and conditions of the options, including the number of options, the effective date of grant, and the option exercise period and vesting schedule.

Term

      The options granted under our Options Plans may not have a term greater than 10 years. Each New Option will have a five year term. Accordingly, each New Option may have a term which is longer or shorter than the Current Option for which it is exchanged.

Termination

      Generally, you may exercise the vested portion of your New Option at any time prior to the date the New Option expires. If, however, your employment with Trenwick or its subsidiaries or affiliates terminates, the time in which you may exercise the vested portion of your New Option may be shortened. If your employment terminates within two years of the date of grant of the New Option for any reason, you will forfeit the New Option upon your termination of employment. Thereafter, should you terminate your employment for any reason, you have a limited time period (between 30 and 60 days) in which to exercise the vested portion of your New Option. In certain instances, such as death, this time period may be extended under the terms of the Option Plans.

Termination of Employment Before the Grant Date of the New Options

      If, for any reason, you are not an employee of Trenwick or one of its Participating Subsidiaries from the date you tender your Current Options through the date the New Options are granted, you will not receive any New Options or any other consideration in exchange for your tendered Current Options that have been accepted for exchange. By way of example, this means if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Options, you will not receive anything for the Current Options that you tendered and which we cancelled.

Grant Price

      Generally, the Committee determines the grant price at the time an option is granted under an Option Plan. Our Option Plans generally prohibit the grant of stock options with a grant price less than the fair market value of the our common shares on the date the stock option is granted. The grant price of the New Options will be the closing sale price of our common shares on the New York Stock Exchange on the date the New Options are granted.

      Accordingly, we cannot predict the grant price of the New Options. Your New Options may have a higher grant price than some or all of your Current Options.

Vesting

      Each option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. The Current Options granted under the Option Plans generally vest 20% per year over the five years after the date they are granted.

      The New Options will vest on the second anniversary of the date they are granted. Accordingly, to the extent that the related Current Options tendered for exchange have previously vested, you will be exchanging vested Current Options for unvested New Options.

Payment of Grant Price

      You may exercise your New Options, in whole or in part, by contacting us and following the administrative procedures that have been established. In addition, you can exercise your stock options by fax or mail. The permissible methods of payment of the grant price are established under the terms of our Option Plans and generally include the following:

      o     cash or check;

      o     cashless exercise;

      o tender to us of common shares having a fair market value on the date of exercise equal to the aggregate grant price; or

      o     a combination of the foregoing methods.

Plan Amendment or Termination and Award Amendments

      In general, under the Option Plans, the Committee may from time to time change, suspend or terminate one or more of the Option Plans or amend the terms of the Options Plans and any outstanding options under the Option Plans, including amendments to the Option Plans prior to the Grant Date of the New Options, provided any approvals required under applicable law or stock exchange rules are obtained and, generally, no amendment, suspension or termination can be made to outstanding Current Options that would adversely affect the existing rights of an Eligible Employee without his or her consent. We presently do not anticipate that the Committee will make any material amendments to the Option Plans prior to the Grant Date of the New Options other than amendments that the Committee considers necessary or desirable to implement this Offer and comply with local tax or regulatory requirements.

Adjustments Upon Certain Events

      Appropriate adjustments may be made by the Committee to the number or kind of shares covered by options, both as to options granted or to be granted, including the New Options, and to the grant price per share, to give effect to adjustments to the number of our common shares or types of our securities which result from certain corporate transactions.

Transferability of Options

      In general, the New Options may not be transferred. In some cases, however, the New Options may, after their issuance, be transferred under the laws of descent and distribution. In these cases, the New Options may be exercised by the person who acquires the right to exercise the option by bequest or inheritance.

No Shareholder Rights or Employment Rights

      Eligible Employees have no shareholder rights with respect to any of our common shares subject to outstanding options until such shares are purchased in accordance with the provisions of the applicable Option Plan and option agreement. Nothing in any of the Option Plans confers upon any Eligible Employee any right to continued employment.

Registration of Common Shares

      All of our common shares issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all New Options to be granted pursuant to the Offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your common shares issued upon exercise of New Options free of any transfer restrictions under applicable securities laws.

Tax Consequences

      You should refer to "The Offer: 14. Material U.S. Federal Income Tax Consequences" and "The Offer: 15. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom" for a discussion of U.S. federal income tax and U.K. tax consequences of accepting or rejecting this Offer to tender Current Options for cancellation and of the grant of the New Options under this Offer to Exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of the Offer under the laws of the country or countries in which you are a taxpayer.

      This summary of the Option Plans, the Current Options and the New Options is qualified in its entirety by the specific language of the Option Plans and applicable option agreement, copies of which are available upon request by contacting us at 203-353-5500.

10. Information Concerning Trenwick

      The address of our principal executive office is Continental Building, 25 Church Street, Hamilton HM12, Bermuda. Our telephone number is 441-292-4985. Our Internet address on the worldwide web is http://www.trenwick.com. Information contained on our website does not constitute a part of this Offer to Exchange. Questions about this Offer or requests for assistance or for additional copies of this Offer to Exchange or the Election Package should be directed to us at 203-353-5500.

      Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with five distribution platforms operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick America Re provides treaty reinsurance to insurers of property and casualty risks in the United States. Trenwick International underwrites specialty insurance as well as facultative reinsurance on a worldwide basis. Chartwell Managing Agents is Trenwick's managing agency at Lloyd's. Canterbury Financial Group underwrites U.S. property and casualty insurance through specialty program administrators. LaSalle Re is a property and casualty reinsurer writing worldwide specialist products with an emphasis on catastrophe coverage.

      The financial information included in our annual report on Form 10-K for the year ended December 31, 2001, and our quarterly report on Form 10-Q for the quarter ended March 31, 2002, is incorporated herein by reference. See "The
Offer: 18. Additional Information" for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Current Options and our Common Shares

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 14, 2002, our directors and executive officers as a group (11 persons) beneficially owned options outstanding under all of our stock option plans to purchase a total of 1,028,764 common shares, which represented approximately 36% of the shares subject to all options outstanding as of that date. The options held by our directors and our Chairman, President and Chief Executive Officer are not eligible to be tendered in the Offer. Our remaining executive officers are eligible to participate in the Offer.

      The following table sets forth the beneficial ownership of our continuing directors and executive officers of options outstanding as of May 14, 2002.

                      Directors                        Number of Options
                      ---------                        -----------------

     W. Marston Becker..........................             6,250
     Anthony S. Brown...........................             7,250
     Robert M. DeMichele........................             8,050
     Robert V. Deutsch..........................             4,000
     Clement S. Dwyer, Jr.......................             4,000
     Joseph D. Sargent..........................             9,250
     Stephen R. Wilcox..........................             9,250

                 Executive Officers
                 ------------------

     James F. Billett, Jr.......................            505,370
     Paul Feldsher..............................            163,464
     Robert A. Giambo...........................            153,916
     Alan L. Hunte                                          155,964

----------
     *Less than 0.1%

      As part of their annual compensation, we granted each non-employee director on May 15, 2002 a stock option for 1,000 common shares.

      Except as described above, there have been no transactions in options to purchase our shares or in our shares which were affected during the 60 days prior to May 16, 2002 by Trenwick or, to the best of our knowledge, by any executive officer, director or affiliate of Trenwick.

12. Status of Current Options Acquired by Us in the Offer; Accounting Consequences of the Offer

      Many of our Eligible Employees hold Current Options with grant prices significantly higher than the current market price of our common shares. We believe it is in our best interest to offer these Eligible Employees an opportunity to more effectively participate in the potential growth in our share price. We could accomplish this goal by repricing Current Options, which would enable Eligible Employees to immediately receive New Options with a grant price equal to the current market price of our shares determined under the terms of the Option Plans. However, if we repriced Current Options, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements relating to the repriced options which would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our share price.

      We believe that we can accomplish our goals of providing Eligible Employees the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without the accounting consequence described above because:

      o we will not grant any New Options to Eligible Employees who tender their Current Options in the Offer until a date that is at least six months and a day from the date we cancel Current Options tendered for exchange;

      o the grant price of all New Options will equal the closing sales price of our common shares on the New York Stock Exchange on the Grant Date (determined under the terms of the Option Plans); and

      o we will not grant any other options to Eligible Employees until after the date on which we grant the New Options.

      Current Options we accept for exchange and acquire pursuant to this Offer will be cancelled and will be returned to the pool of options available under the applicable Option Plan. The New Options will be granted from the same Option Plan under which the surrendered Current Options were granted. The shares underlying the cancelled Current Options not used in connection with this Offer to grant the New Options will be available for future grants to employees and other eligible plan participants.

13. Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Current Options and issuance of New Options to Eligible Employees as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of Current Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept any tendered Current Options for exchange is subject to conditions, including the conditions described in "The Offer: 7. Conditions of the Offer."

      If we are prohibited by applicable laws or regulations from granting New Options immediately after the date we expect to grant the New Options (expected to be December 16, 2002), we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any New Options and you will not get any other consideration for the options you tendered.

14. Material U.S. Federal Income Tax Consequences

      The following is a general summary of the tax consequences of the cancellation of eligible non-qualified options and grant of new non-qualified options for Eligible Employees subject to tax in United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all Eligible Employees considering exchanging their Current Options to consult with their own tax or financial advisors.

      If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to review the country specific disclosures below and to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

      Option Exchange. We do not believe that you will be required to recognize any income for U.S. federal income tax purposes solely as a result of the exchange of a Current Option for a New Option. We believe it is likely the exchange will be treated as a non-taxable exchange of non-qualified options.

      Grant of New Option. You will not be subject to U.S. federal income tax when the New Option is granted to you.

      Exercise of New Option. When you exercise the New Option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.

      Sale of Shares. If you acquire shares upon exercise, the subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the grant price plus the income you recognized upon exercise of the New Option. This capital gain or loss will be treated as long-term or short-term depending on whether you held the shares for more than one year following the exercise of the New Option.

      Dividends. If you exercise your New Option to purchase shares, you may be entitled to receive dividends. You will be subject to tax on any dividends received.

      Withholding and Reporting. Withholding and reporting for income and employment tax are required when you exercise your New Option. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

15. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom

      The following is a general summary of the tax consequences of the cancellation of Current Options and grant of New Options under the exchange program for Eligible Employees subject to tax in the United Kingdom. As you may know, income tax laws and regulations are subject to frequent changes. Please note that this summary is general in nature, it is not intended to serve as specific tax advice concerning your participation and it may not apply to your particular situation. The summary may not be applicable if you are a citizen of another country or are considered a resident of another country for local law purposes. We advise all Eligible Employees considering exchanging their Current Options to consult with their own tax or financial advisors.

      You should consult your financial and/or tax adviser to determine your personal tax treatment.

      Unapproved New Option Grants. The following tax information applies to grants of U.K. unapproved New Options under the program.

      Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of a Current Option for the grant of a New Option.

      Grant of New Option. You will not be subject to tax when the unapproved New Option is granted to you.

      Exercise of New Option. You will be subject to tax when you exercise your unapproved New Option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the grant price paid (i.e., the spread). Your employer will be responsible for tax withholding under the Pay As You Earn system ("PAYE") in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any tax or National Insurance Contribution liability to your employer within 7 days of your exercise and neither Trenwick nor your employer will be required to transfer any shares (or any proceeds resulting from the sale) to you until such payment has been made. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge. You may be liable to pay employees' National Insurance Contributions in relation to the spread or a proportion of the spread on exercise of your New Option at a rate of 10% on earnings up to (pound)30,420; however, from April 6, 2003, the rate of employees' National Insurance Contributions will be raised by 1% to 11% up to the so called "upper earnings limit", and a 1% flat rate of National Insurance Contributions will be due on all earnings above this limit (currently (pound)30,420). Your employer will be responsible for withholding employees' National Insurance Contributions and for paying the amount withheld to the U.K. Inland Revenue on your behalf.

      Sale of Shares. When you sell your shares, you may be subject to capital gains tax. Tax is due on any increase in the value of the shares realized between the date on which you exercise an option and the date on which you sell the shares acquired on exercise of that option. Please note that an annual exemption is available to set against total gains of ((pound)) 7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets. Any resulting gain will be liable to United Kingdom Capital Gains Tax and subject to a highest tax rate of 40% (based on rates applicable for tax year April 6, 2002 to April 5, 2003).

      Dividends. If you exercise an option to purchase shares, you may be entitled to receive dividends. Any dividends paid will be subject to income tax in the U.K. and will also be subject to United States federal withholding tax. You may be entitled to a tax credit against your the U.K. income tax for the United States federal income tax withheld.

      Reporting. Your employer is required to report the details of the exchange of options, the unapproved New Option grant and any future option exercise on its annual U.K. Inland Revenue tax return. In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your unapproved New Options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal U.K. Inland Revenue tax return.

      You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.

16. Extension of Offer; Termination; Amendment

      We may, from time to time, extend the period of time during which this Offer is open and delay accepting any Current Options tendered to us by giving oral or written notice of the extension to Eligible Employees. If the Offer is extended, then the Grant Date of the New Options will also be extended if necessary to ensure that the New Options are granted more than six months and one day following the date tendered Current Options are cancelled.

      We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any Current Options tendered for exchange upon the occurrence of any of the conditions specified in "The Offer: 7. Conditions of the Offer" by giving oral or written notice of such termination, amendment or postponement to Eligible Employees. Our reservation of the right to delay our acceptance and cancellation of Current Options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the Current Options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in "The Offer:
7. Conditions of the Offer" has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to Eligible Employees or by decreasing or increasing the number of options being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time (U.S.), on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Offer will be disseminated promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

      In addition, if Current Options are properly tendered but for whatever reason Trenwick is unable to accept the tender by July 12, 2002, you may withdraw your tender of the Current Options on or after that date.

17. Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Current Options pursuant to this Offer to Exchange.

18. Additional Information

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether to tender your Current Options:

            (a) Our Annual Report on Form 10-K for the year ended December 31, 2001, filed March 21, 2002; and

            (b) Our Quarterly Report on Form l0-Q for the quarter ended March 31, 2002, filed May 15, 2002.

      We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of the Offer. These include annual reports on Form 10-K, periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. In addition, you should review any amendments to our Schedule TO and the Offer filed with the SEC.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained at standard fees, at the following SEC public reference rooms:

         450 Fifth Street N.W.              500 West Madison Street
         Room 1024                          Suite 1400
         Washington, D.C. 20549             Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at l-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC's Internet site at http://www.sec.gov.

      Our common shares are listed for trading on the New York Stock Exchange under the symbol "TWK."

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to us at 203-353-5500.

      As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about Trenwick should be read together with the information contained in the documents to which we have referred you.

19. Summary Financial Information

      The following summary financial information is derived from Trenwick's audited financial statements for the years ended December 31, 2001 and 2000 and Trenwick's unaudited financial statements for the three months ended March 31, 2002. Eligible Employees should refer to the full financial statements and the notes to financial statements, which are incorporated in the Offer to Exchange. "The Offer: 18. Additional Information" explains how to find these documents at the SEC, including on their website at www.sec.gov. In addition, we will provide this information without charge to each person to whom a copy of this Offer to Exchange is delivered on written or oral request made to the address and telephone numbers set forth above.

                          Summary Financial Information
                  (dollars in thousands, except per share data)

                                                             December 31,
                                        March 31,       -----------------------
                                           2002           2001          2000
                                        ---------       ---------     ---------
Total assets                            $   5,575       $   4,929     $   4,229
Total liabilities                           4,948           4,287         3,426
Book value per share                        13.15           13.52         17.79

                                       Three Months           Year Ended
                                           Ended               December 31,
                                         March 31,      -----------------------
                                           2002           2001          2000
                                       ------------     ---------    ----------
Total revenues                          $ 299,338       $ 361,555    $1,030,805
Total expenses                            316,232         357,340     1,243,007
Income (loss) before income taxes
   and cumulative effect of a
   change in accounting principles        (16.894)             --            --
Income (loss) before income tax
   and other minority interest                 --           4,215      (212,202)
Net income (loss) available to
   to common shareholders                  (1.324)          9,751      (154,347)
Basic and diluted earnings (loss)
   per common share                         (0.04)          (0.21)        (4.19)

See full financial statements and notes to financial statements referred to above.

20. Forward-Looking Statements

      This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to Trenwick or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning Trenwick's expectations, business prospects, anticipated economic performance, financial condition and other similar matters, including without limitation, the matters discussed under the heading "Certain Risks of Participating in the Offer," are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. Trenwick disclaims any obligation or undertaking to provide any update or revision to any forward-looking statement made by it to reflect any change in Trenwick's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

21. Miscellaneous

      We are not aware of any country where the making of this Offer is not in compliance with applicable law. If we become aware of any country where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Eligible Employees residing in such country.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Current Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange or the Election Package. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   SCHEDULE A

INFORMATION CONCERNING THE CONTINUING DIRECTORS AND EXECUTIVE OFFICERS OF
                                    TRENWICK

                  Directors
                  ---------

Name                                                 Position
---------------------------------------------    ------------------
W. Marston Becker............................        Director
Anthony S. Brown.............................        Director
Robert M. DeMichele..........................        Director
Robert V. Deutsch............................        Director
Clement S. Dwyer, Jr.........................        Director
Joseph D. Sargent............................        Director
Frederick D. Watkins.........................        Director
Stephen R. Wilcox............................        Director

                  Executive Officers
                  ------------------

Name                                                                         Position
---------------------------------------------    ------------------------------------------------------------------
James F. Billett, Jr.........................    Chairman, President and Chief Executive Officer

Paul Feldsher................................    Executive Vice President and Chief Underwriting Officer

Robert A. Giambo.............................    Executive Vice President and Chief Actuary

Alan L. Hunte................................    Executive Vice President and Chief Financial Officer
-------------------------------------------------------------------------------------------------------------------

The address and telephone number of each director and executive officer is:
Trenwick Group Ltd., Continental Building, 25 Church Street, Hamilton HM12, Bermuda. 441-292-4985.